EXHIBIT 99.1

Cortland Bancorp Declares Quarterly Cash Dividend of $0.06 Per Share

CORTLAND, Ohio, April 24, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share. The dividend will be payable on or after June 1, 2015 to shareholders of record on May 12, 2015.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

CONTACT: James M. Gasior, President & CEO
         (330) 282-4111

         The Cereghino Group
         IR CONTACT: 206-388-5785